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Exhibit 99.5

LAB INTERNATIONAL INC.

QUALIFIED LEGAL COMPLIANCE COMMITTEE CHARTER

1.     Organization

  (a)
  This charter governs the operations of the Qualified Legal Compliance Committee (the "QLCC") of the board of directors (the "Board") of LAB International (the "Corporation").

  (b)
  The audit committee of the Board (the "Audit Committee") shall serve as the QLCC for the Corporation. The QLCC will be composed entirely of directors who satisfy the definition of "independent" under the listing standards of NASDAQ. The members of the QLCC will be appointed by the Board, on the recommendation of the Board, and may be removed by Board in its discretion.

  (c)
  The QLCC shall have the authority to delegate any of its responsibilities to subcommittees as the QLCC may deem appropriate, provided that the subcommittees are composed entirely of independent directors.

  (d)
  The chair of the Audit Committee shall serve as the chair of the QLCC.

  (e)
  The QLCC may act only by majority vote.

  (f)
  The QLCC shall meet at least annually and as often as it determines is appropriate to carry out its responsibilities under this charter. The chair of the QLCC, in consultation with the other members of the QLCC, shall determine the frequency and length of the meetings of the QLCC and shall set meeting agendas consistent with this charter.

  (g)
  The QLCC is authorized (without seeking the approval of the Board) to retain outside counsel and other expert personnel to assist the QLCC as it deems necessary.

2.     Statement of Policy and Purpose

        The QLCC shall review any report by a lawyer employed or retained by the Corporation or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law (a "material violation"), all in accordance with the provisions of 17 CFR Part 205, as amended from time to time ("Part 205"). Any terms not otherwise defined in this charter shall have the definitions given them, if any, in Part 205.

3.     Responsibilities and Procedures

        In addition to any other responsibilities which may be assigned from time to time by the Board, the QLCC has the authority and responsibility for the following matters:

  (a)
  The QLCC shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Part 205 (a "report").

  (b)
  Upon receipt of a report, the QLCC shall:

  (i)
  inform the Corporation's chief legal officer ("CLO"), if any, and Chief Executive Officer ("CEO") of such report, unless such notification would be futile; and

  (ii)
  determine whether an investigation is necessary regarding any report of evidence of a material violation by the Corporation, its officers, directors, employees or agents.

  (c)
  If the QLCC determines an investigation is necessary or appropriate, the QLCC shall:

  (i)
  notify the full board of directors; and

    (ii)
    initiate an investigation, which may be conducted either by the CLO, if any, or by outside counsel.

  (d)
  At the conclusion of any such investigation, the QLCC shall:

  (i)
  recommend that the Corporation implement an appropriate response to the evidence of a material violation, which appropriate response may include:

  •
  a finding that no material violation has occurred, is ongoing or is about to occur;

  •
  adopting appropriate remedial measures, including appropriate steps or sanctions to stop any material violations that are ongoing, to prevent any material violation that has yet to occur, and to remedy or otherwise appropriately address any material violation that has already occurred and to minimize the likelihood of its recurrence; or

  •
  retaining or directing a lawyer to review the reported evidence of a material violation and then either: (i) the Corporation substantially implementing any remedial recommendations made by such lawyer after a reasonable investigation and evaluation of the reported evidence; or (ii) the lawyer advising the Corporation that such lawyer may, consistent with his or her professional obligations, assert a colorable defense on behalf of the Corporation or its officers, directors, employees or agents, in any investigation or judicial or administrative proceeding relating to the reported evidence of a material violation; and

  (ii)
  inform the CLO, if any, the CEO and the Board of the results of any such investigation initiated by the QLCC and the appropriate remedial measures to be adopted.

  (e)
  The QLCC may take all other appropriate action, including notifying the Securities and Exchange Commission, if the Corporation fails in any material respect to implement an appropriate response that the QLCC has recommended that the Corporation take.

4.     Evaluation of the Charter and QLCC Performance

        The QLCC shall review and reassess the charter at least annually and obtain the approval of the Board for any proposed changes to the charter. The QLCC shall evaluate its own performance on an annual basis.

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  Exhibit 99.5
LAB INTERNATIONAL INC. QUALIFIED LEGAL COMPLIANCE COMMITTEE CHARTER